CPI Aerostructures, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES REPORTS FIRST QUARTER 2020 RESULTS

First Quarter 2020 vs. Restated First Quarter 2019

•	Revenue of $16.9 million compared to $22.0 million;
•	Gross profit of $0.7 million compared to $2.5 million;
•	Gross margin was 4.1% compared to 11.3%;
•	Net loss of $2.8 million compared to $0.9 million;
•	Loss per diluted share of $0.24 compared to $0.08;
•	Cash flow from operations was $(1.4) million compared to $(2.3) million;
•	Total backlog as of March 31, 2020 of $556.4 million compared to $561.9 million as of December 31, 2019, including multi-year defense contracts of $499.1 million as of March 31, 2020 versus $496.7 million as of December 31, 2019;
•	Total funded backlog of $211.1 million as of March 31, 2020 compared to $147.6 million as of December 31, 2019, of which 98% or $206.4 million is comprised of defense orders.

EDGEWOOD, N.Y. – September 30, 2020 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) today announced financial results for its first quarter ended March 31, 2020.

“Our successful execution of a defense-centric business development strategy over the past few years is paying off. We posted another record defense backlog at quarter end by leveraging long-term relationships with the largest aerospace and defense companies in the world. We are pleased that we received several new firm orders during the quarter that increased our funded defense backlog by more than $60 million during the quarter to $206.4 million. This gives us a stable business near term and attractive long-term growth opportunities,” said Douglas McCrosson, president and CEO of CPI Aero.

“The first quarter decline in revenue was largely a matter of timing as we had significant revenue in the first quarter of 2019 for our Next Generation Jammer Mid-Band (NGJ-MB) Pod we produce for Raytheon Technologies. One development phase of the NGJ – MB pod program was virtually completed by the end of 2019 and there was little revenue for this program in the first quarter of this year. CPI Aero has recently begun the next phase of the NGJ-MB pod program and the program is expected to be a strong revenue program during the second half of 2020. Additionally, revenue declined as our commercial programs had lower demand even prior to the COVID-19 pandemic that, subsequent to the end of the first quarter, resulted in deferred and cancelled orders for certain business jet programs.” added Mr. McCrosson.

“An unfavorable product mix also negatively affected margins during the quarter, created largely by the reduction in NGJ-MB pod program revenue mentioned above. We also revised our estimate for our factory overhead rate to account for the lower absorption of fixed costs largely resulting from the anticipated impact of the COVID-19 pandemic on certain business jet programs. Revising overhead rate estimates had a cumulative “catch-up” effect on program profitability that resulted in a gross profit of 4% for the quarter. We expect that margins will have reached their low point in 1Q20 and that full-year 2020 gross margin percentage will be higher than it was in 2019 as our product mix for the remainder of 2020 returns to a more favorable mix between commercial and defense programs.”

“We remain very focused on cash flow and liquidity and we were able to improve cash flow from operations by approximately $900,000 on lower revenue compared to the year ago period, notwithstanding approximately $578,000 in non-recurring accounting and legal expenses in the first quarter related to the restatement and ongoing litigation resulting from the restatement.”

CPI Aero Q1’20 Earnings Press Release	Page 2
September 30, 2020

“Looking forward, we continue to believe we are well positioned to increase revenue and return to profitability in fiscal 2020 despite incurring COVID-19 related expenses and significant non-recurring professional expenses expected to be approximately $1.5 million during the year. In addition, cash savings from continued cost management and careful control of inventory levels and other working capital improvement initiatives are expected to largely offset the cash projected to be used to pay non-recurring legal and accounting expenses.” concluded McCrosson.

Conference Call

Management will host a conference call on Thursday, October 1, 2020 at 8:30 a.m. to discuss these results as well as recent corporate developments. After opening remarks there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click the Investor Relations section, then the Event Calendar. Please go to the website 15 minutes early to download and install any audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2019 and Form 10-Q for the three-month period ended March 31, 2020.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Investor Relations Counsel:

LHA Investor Relations

Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com

– Tables to Follow –

CPI Aero Q1’20 Earnings Press Release	Page 3
September 30, 2020

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	March 31, 2020 (Unaudited)	December 31, 2019
ASSETS
Current Assets:
Cash	$1,998,697	$4,052,109
Restricted cash	1,380,684	1,380,684
Accounts receivable, net of allowance for doubtful accounts of $235,588 as of March 31, 2020 and $230,855 as of December 31, 2019	6,107,968	7,029,602
Contract assets	15,814,549	15,280,807
Inventory	6,940,139	5,891,386
Refundable income taxes	473,398	474,904
Prepaid expenses and other current assets	688,006	721,964
Total current assets	33,403,441	34,831,456

Operating lease right-of-use assets	3,507,760	3,886,863
Property and equipment, net	3,061,106	3,282,939
Intangibles, net	343,750	375,000
Goodwill	1,784,254	1,784,254
Other assets	151,041	179,068
Total assets	$42,251,352	$44,339,580

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$8,255,635	$8,199,557
Accrued expenses	3,051,727	2,372,522
Contract liabilities	4,749,373	3,561,707
Loss reserve	2,145,556	2,650,963
Current portion of long-term debt	2,460,639	2,484,619
Operating lease liabilities	1,745,616	1,709,153
Income tax payable	1,216	1,216
Total current liabilities	22,409,762	20,979,737

Line of credit	26,738,685	26,738,685
Long-term operating lease liabilities	2,142,574	2,596,784
Long-term debt, net of current portion	1,165,905	1,764,614
Total liabilities	52,456,926	52,079,820

Shareholders’ Deficit:
Common stock - $.001 par value; authorized 50,000,000 shares, 11,837,218 and 11,818,830 shares, respectively, issued and outstanding	11,837	11,819
Additional paid-in capital	71,641,796	71,294,629
Accumulated Deficit	(81,859,207)	(79,046,688)
Total Shareholders’ Deficit	(10,205,574)	(7,740,240)
Total Liabilities and Shareholders’ Deficit	$42,251,352	$44,339,580

CPI Aero Q1’20 Earnings Press Release	Page 4
September 30, 2020

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,
	2020	2019
Revenue	$16,858,386	$21,988,384
Cost of sales	16,160,567	19,504,968
Gross profit	697,819	2,483,416

Selling, general and administrative expenses	3,093,090	2,905,686
Loss from operations	(2,395,271)	(422,270)

Interest expense	416,670	510,769
Loss before provision for (benefit from) income taxes	(2,811,941)	(933,039)

Provision for (benefit from) income taxes	578	1,677
Net loss	$(2,812,519)	$(934,716)

Loss per common share – basic	$(0.24)	$(0.08)

Loss per common share – diluted	$(0.24)	$(0.08)

Shares used in computing loss per common share:
Basic	11,837,014	11,736,305
Diluted	11,837,014	11,736,305